Exhibit 99.1

FOR IMMEDIATE RELEASE
                                                             CONTACT: Ken Morris
                                                                    707-254-4263


            THE CHALONE WINE GROUP REPORTS FIRST QUARTER 2003 RESULTS

Napa, California, May 9, 2003 --- The Chalone Wine Group, Ltd. (Nasdaq: CHLN) announced today net income of $64,000 for the first quarter of 2003, compared to $478,000 for the same period in 2002. Total case sales reported were 138,228 compared to 152,158 for the same period in 2002. Selling, General and Administrative expenses were $3,120,000, versus $3,178,000 for the same period in 2002. Diluted earnings per share for the first quarter of 2003 were $.01.

"As we had anticipated, 2003 is starting off as a very challenging year," said President and CEO Tom Selfridge. "In 2002, even with the lackluster economy and over supply of wine, we consistently posted gains but the slump in consumer confidence caused by the continuing sluggish economy and the war in Iraq had a chilling effect this quarter."

"While we did not have as good a quarter this year as we did in 2002, we are on track to meet our sales goals for 2003," Selfridge said. "We have reduced expenses and we are keeping a tight control on wine inventory levels."

Selfridge added, "While we predict 2003 will continue to be a demanding year, we expect continued sales growth this year as a result of increases in our sales force, a solid long-term marketing plan and our investment in top-quality vineyards."

Chalone Wine Group, Ltd. is a Napa-based company specializing in premium red and white varietal wines. In California, the Company owns and operates Acacia(R) Vineyard in the Carneros District of Napa County, and Provenance(TM) Vineyards, Hewitt(TM) Vineyard and Jade Mountain(R) in Napa County; Chalone Vineyard(R) in Monterey County; and Moon Mountain(R) Vineyard and Dynamite(TM) Vineyards in Sonoma County; In conjunction with its 50 percent joint-venture partner, Paragon Vineyard Co., the Company also owns and operates Edna Valley Vineyard(R) in San Luis Obispo County. Additionally, the Company produces and markets wines under the brand name Echelon Vineyards. In Washington State, the Company owns and operates Sagelands(R) Vineyard and Canoe Ridge(R) Vineyard. In the Bordeaux


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region of France,  the Company owns 23.5 percent of the fourth-growth  estate of
Chateau  Duhart-Milon,   in  partnership  with  Domaines  Barons  de  Rothschild
(Lafite), which owns the other 76.5 percent.

Safe Harbor Statement
This press release contains forward-looking statements within the meaning of the federal securities laws, including statements regarding Chalone Wine Group's performance in the marketplace and operational success, future events and management's plans and expectations. These statements involve risks and uncertainties that could cause actual results and events to differ materially, including variations in market taste as well as demand, changes in worldwide supply and demand of grapes and wine. A detailed discussion of other risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements is included in Chalone Wine Group's periodic filings with the Securities and Exchange Commission, including the Company's quarterly report on Form 10-Q for the quarter ended March 31, 2002. The Company undertakes no obligation to update forward-looking statements to reflect events or uncertainties occurring after the date of this press release.

CHALONE Wine Group
Earnings Release for the
Quarter Ended March 31, 2003

The financial position and results below are in thousands of US dollars:

                                                        March 31
                                               _________________________
                                                 2003             2002
                                                 ____             ____

                 Current assets                $ 90,554        $ 85,517

                 Total assets                   191,911         179,528

                 Current liabilities             33,120          33,539

                 Shareholders' equity            95,241          91,761

                 Working capital                 57,434          51,978


                                                     Three months ended
                                                          March 31
                                                    _________________________
                                                      2003             2002
                                                      ____             ____

Gross revenues                                      $ 13,925         $ 15,960
Excise taxes                                            (417)            (460)
                                                    __________       _________
Net revenues                                          13,508           15,500
Cost of wines sold                                    (8,913)         (10,150)
                                                    __________       _________
Gross profit                                           4,595            5,350
Other operating revenue, net                              (5)            (407)
SG&A expenses                                         (3,120)          (3,178)
                                                    __________       _________
Operating income                                       1,470            1,765
Interest expense, net                                 (1,375)            (908)
Other income                                              53               20
Equity in net income of Chateau Duhart-Milon               -              148
Minority interest                                        (39)            (206)
                                                    __________       _________
Income before income taxes                               109              819
Income taxes                                             (45)            (341)
                                                    __________       _________
Net income                                              $ 64            $ 478
                                                    ==========       =========

Diluted earnings per share                            $ 0.01           $ 0.04
Average number of shares outstanding - diluted        12,079           12,111